Filed Pursuant to Rule 433
                                                         File No.: 333-143751-04



The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR(R) on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

                         THE SERIES 2007-15 CERTIFICATES


                 Initial       Pass-    Exchangeable/
                Principal     Through    Exchangeable
    Class       Balance(1)      Rate       REMIC(2)               Principal Types             Interest Types                CUSIP
------------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class A-1      $1,245,700,000  6.000%         ER       Super Senior, Pass-Through            Fixed Rate                  949797 AA2
Class A-2         $50,602,000  6.000%        N/A       Super Senior Support, Pass-Through    Fixed Rate                  949797 AB0
Class A-3      $1,067,742,857   (3)           E        Super Senior, Pass-Through            Floating Rate               949797 AC8
Class A-4        $177,957,143   (3)           E        Super Senior, Pass-Through            Inverse Floating Rate       949797 AD6
Class A-5        $882,313,600  6.000%         E        Super Senior, Sequential Pay          Fixed Rate                  949797 AE4
Class A-6        $238,816,400  6.000%         E        Super Senior, Sequential Pay          Fixed Rate                  949797 AF1
Class A-7        $124,570,000  6.000%         E        Super Senior, Lockout                 Fixed Rate                  949797 AG9
Class A-PO         $3,076,379  0.000%        N/A       Senior, Ratio Strip                   Principal Only              949797 AH7
Class A-R                $100  6.000%        N/A       Senior, Sequential Pay                Fixed Rate                  949797 AJ3
Class B-1         $27,000,000  6.000%        N/A       Subordinated                          Fixed Rate                  949797 AK0
Class B-2          $8,775,000  6.000%        N/A       Subordinated                          Fixed Rate                  949797 AL8
Class B-3          $4,050,000  6.000%        N/A       Subordinated                          Fixed Rate                  949797 AM6
Non-Offered Certificates
Class B-4          $5,400,000  6.000%        N/A       Subordinated                          Fixed Rate                  949797 AN4
Class B-5          $2,025,000  6.000%        N/A       Subordinated                          Fixed Rate                  949797 AP9
Class B-6          $3,375,165  6.000%        N/A       Subordinated                          Fixed Rate                  949797 AQ7







------------------------------------------------------------------------------

(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC Certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.

(2) Exchangeable certificates are designated as "E" and exchangeable REMIC certificates are designated as "ER" in the table above. Each of the classes designated with an "E" or an "ER" is exchangeable, in combination with other classes or individually as specified in Schedule I, for certain other class or classes of certificates.

(3) The following table describes the methodology for determining the pass-through rate for the floating rate and inverse floating rate certificates.



                                Initial Pass-              Pass-Through               Minimum Pass-Through      Maximum Pass-
Class                            Through Rate              Rate Formula                       Rate              Through Rate
------------------     -----------------------------------------------------------------------------------------------------------
  Class A-3                        5.6225%               LIBOR + 0.7500%                    0.7500%                7.0000%
  Class A-4                        8.2650%            37.5000% - (LIBOR x 6)                0.0000%               37.5000%

   Allocation of Amount to be Distributed on the Class A Non-PO Certificates

   The allocation of the Class A Non-PO Principal Distribution Amount to the Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred.

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

   first, to the Class A-R Certificates; and

   second, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata.



   Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates

   In the event that all or a portion of the Exchangeable REMIC Certificates is exchanged for a proportionate portion of an Exchangeable Combination, such Exchangeable Combination will receive its proportionate share of the principal distributions otherwise payable to the Exchangeable REMIC Certificates. Such amount will then be distributed to the individual Classes of Exchangeable Certificates included in such Exchangeable Combination in the order of priority assigned to such Classes as set forth below.

   Exchangeable Combination 1

   On each Distribution Date the amount distributable to Exchangeable Combination 1 (as set forth on Schedule I) will be distributed, concurrently, to the Class A-3 and Class A-4 Certificates, pro rata.

   Exchangeable Combination 2

   On each Distribution Date the amount distributable to Exchangeable Combination 2 (as set forth on Schedule I) will be distributed, sequentially, as follows:

   first, to the Class A-7 Certificates, up to the Priority Amount for such Distribution Date; and

   second, sequentially, to the Class A-5, Class A-6 and Class A-7 Certificates.

   The "Priority Amount" for any Distribution Date means the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the sum of the Scheduled Principal Amount and the Unscheduled Principal Amount.

   The "Priority Percentage" on any Distribution Date means the Maximum Principal Balance of the Class A-7 Certificates divided by the Pool Balance (Non-PO Portion).

   The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount," but without such amount being multiplied by the Class A Percentage.

   The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount," but without such amount being multiplied by the Class A Prepayment Percentage.

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                                                        Shift
                   Distribution Date Occurring In                    Percentage
------------------------------------------------------------------   -----------
November 2007 through October 2012................................           0%
November 2012 through October 2013................................          30%
November 2013 through October 2014................................          40%
November 2014 through October 2015................................          60%
November 2015 through October 2016................................          80%
November 2016 and thereafter......................................         100%

   Any amounts of principal distributed on a Distribution Date to any Class of Exchangeable Certificates will be allocated among the outstanding Certificates of such Class pro rata in accordance with their respective Percentage Interests.

                                                       SCHEDULE I

                                                  EXCHANGEABLE SCHEDULE


    --------------------------------------------------------- ---------------------------------------------------------
                    Exchangeable REMIC Class                                     Exchangeable Class
    --------------------------------------------------------- ---------------------------------------------------------
            Exchangeable                Maximum Initial        Exchangeable Combination    Maximum Initial Principal
             REMIC Class             Principal Balance(1)                                          Balance(1)
    ------------------------------ -------------------------- --------------------------- -----------------------------
                                                              Exchangeable Combination 1
    ------------------------------ -------------------------- --------------------------- -----------------------------
                 A-1                     $1,245,700,000                  A-3                     $1,067,742,857
    ------------------------------ -------------------------- --------------------------- -----------------------------
                                                                         A-4                      $177,957,143
    ------------------------------ -------------------------- --------------------------- -----------------------------
                                                              Exchangeable Combination 2
    ------------------------------ -------------------------- --------------------------- -----------------------------
                 A-1                     $1,245,700,000                  A-5                      $882,313,600
    ------------------------------ -------------------------- --------------------------- -----------------------------
                                                                         A-6                      $238,816,400
    ------------------------------ -------------------------- --------------------------- -----------------------------
                                                                         A-7                      $124,570,000
    ------------------------------ -------------------------- --------------------------- -----------------------------





(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in any combination may be exchanged only in the proportion that the Maximum Initial Principal Balances of the indicated Classes bear to one another as shown above.